EXHIBIT 3.5

WARREN RESOURCES, INC.

CERTIFICATE OF CORRECTION
TO
ARTICLES SUPPLEMENTARY

SERIES A INSTITUTIONAL 8% CUMULATIVE CONVERTIBLE
PREFERRED STOCK ($.0001 PAR VALUE)

Pursuant to Section 2-105 of the Maryland General Corporation Law

     The undersigned President and Chief Executive Officer of Warren Resources, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

     1. On June 30, 2004, at 12:43 p.m., the Corporation filed with the Department Articles Supplementary dated June 23, 2004 (the “Articles Supplementary”) to the Corporation’s Articles of Incorporation, and the Articles Supplementary require correction as permitted by Section 1-207 of the Maryland General Corporation Law.

     2. Section 5(a) on page 6 of the Articles Supplementary, as previously filed, is hereby corrected to read as follows:

          9. CONVERSION.

     (a) CONVERSION RATE. The holders of shares of the Convertible Preferred Stock shall have the right to convert their shares into             shares of Common Stock at the following rate of conversion (the “Conversion Rate”, being the number of shares of Common Stock issuable upon conversion of one share of Convertible Preferred Stock), subject to adjustment as herein provided:

     (i) commencing one year from the date of issuance and until June 30, 2005, one share of Common Stock for each one share of Convertible Preferred Stock;

     (ii) from July 1, 2005 and until June 30, 2006, 0.75 shares of Common Stock for each one share of Convertible Preferred Stock; and

     (iii) from July 1, 2006 and thereafter, 0.50 shares of Common Stock for each one share of Convertible Preferred Stock.

     3. The name of each party to the document being corrected is Warren Resources, Inc.

* * * * *

     IN WITNESS WHEREOF, Warren Resources, Inc. has caused this Certificate of Correction to Articles Supplementary to be executed under the seal in its name and on its behalf by Norman F. Swanton, the Corporation’s President and Chief Executive Officer, and attested to by David E. Fleming, its Corporate Secretary, this 10th day of August, 2004.

WARREN RESOURCES, INC.
By:	/s/ Norman F. Swanton
Norman F. Swanton
President and Chief Executive Officer

Attest:

/s/ David E. Fleming

David E. Fleming
Corporate Secretary

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